EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 (File Nos. 333-07043, 333-70451, 333-117305 and 333-121355) and Form S-3 (File No. 333-119131)) of our reports dated February 24, 2006, with respect to the consolidated financial statements of Rush Enterprises, Inc., Rush Enterprises, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Rush Enterprises, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

San Antonio, Texas
March 13, 2006